Exhibit 23.1

Deloitte Accountants B.V.
Flight Forum 1
5657 DA Eindhoven
P.O. Box 782
5600 AT Eindhoven
Netherlands

Tel: +31 (040) 2345000
Fax: +31 (040) 2345407
www.deloitte.nl
ASML Holding N.V.
De Run 6501
5504 DR VELDHOVEN

Date	From:	Our reference
July 3, 2007	P.J.M.A. van de Goor	op9938
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the financial statements of ASML Holding N.V. and management’s report on the effectiveness of internal control over financial reporting dated January 26, 2007 appearing in the Annual Report on Form 20-F of ASML Holding N.V. for the year ended December 31, 2006.

/s/ Deloitte Accountants B.V.

Deloitte Accountants B.V. is registered with the Trade Register of the Chamber of Commerce and Industry in Rotterdam number 24362853.
Member of Deloitte Touche Tohmatsu